UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): May 14, 2009
PIXELWORKS, INC.
(Exact name of registrant as specified in its charter)

OREGON	000-30269	91-1761992
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
16760 SW Upper Boones Ferry Road, Suite 101
Portland, OR 97224
(503) 601-4545
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
SIGNATURE

PIXELWORKS, INC. AND SUBSIDIARIES
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) Compensatory Arrangements of Certain Officers
Walicek Employment Agreement
On May 11, 2009, Pixelworks, Inc. (the “Company”) entered into an amended and restated employment agreement (the “Employment Agreement”) with Mr. Bruce Walicek, the Company’s Chief Executive Officer, effective as of April 1, 2009. Pursuant to the Employment Agreement, Mr. Walicek will continue to serve as the Company’s Chief Executive Officer and will receive an annual base salary of $276,250, to be reviewed periodically by the Compensation Committee. Additionally, Mr. Walicek will participate in the Company’s 2009 Bonus Plan at a target rate to be established by the Compensation Committee.
The Employment Agreement also provides for certain benefits in the event of Mr. Walicek’s Involuntary Termination, subject to his general release of claims. An “Involuntary Termination” is defined as a termination by the Company without “Cause” or by Mr. Walicek for a “Good Reason Event” (each as defined in the Employment Agreement). A brief description of the material terms of the Employment Agreement is provided below.
In the event of an Involuntary Termination, Mr. Walicek will be entitled to the following benefits: (i) severance pay consisting of the higher of Mr. Walick’s annual base salary then in effect, or $325,000; (ii) severance pay consisting of the higher of Mr. Walicek’s actual bonus target for the then-current year or $325,000; and (iii) payment by the Company of Mr. Walicek’s COBRA health insurance premiums for twelve months.
In addition, in the event of an Involuntary Termination of Mr. Walicek’s employment that occurs within 12 months of the earlier of a Change of Control or the signing of a Change of Control Agreement that leads to a Change of Control (each as defined in the Employment Agreement) within 12 months of the signing, Mr. Walicek will receive acceleration of vesting of 50% of his options and restricted stock units that are outstanding and unvested as of the employment termination date.
Moore Change of Control Severance Agreement
On May 11, 2009, the Company entered into an amended and restated Change of Control Severance Agreement (the “Severance Agreement”), with Mr. Steven Moore, the Company’s Chief Financial Officer. The Severance Agreement provides for certain benefits in the event of Mr. Moore’s Involuntary Termination, subject to his general release of claims. An “Involuntary Termination” is defined as a termination by the Company without “Cause” or by Mr. Moore for a “Good Reason Event” (each as defined in the Severance Agreement). A brief description of the material terms of the Severance Agreement is provided below.
In the event of an Involuntary Termination (other than at a time that is more than twelve months but less than twenty-four months following a “Change of Control” (as defined in the Severance Agreement)), Mr. Moore will be entitled to the following benefits: (i) a lump sum cash payment equal to twelve months of base salary and the then current year’s target bonus in effect as of the date of such Involuntary Termination or, if greater and such termination is within 12 months of a Change of Control, as in effect immediately prior to a Change of Control; (ii) accelerated vesting of stock options granted by the Company to Mr. Moore prior to the Involuntary Termination or Change of Control (as applicable) that are then-outstanding and would have otherwise vested during the twelve months following the termination; and (iii) the same level of Company-paid health coverage and benefits at the levels in effect on the day preceding the termination for Mr. Moore (and any eligible dependents) until the earlier of when Mr. Moore (and any eligible dependents) is no longer eligible to receive continuation coverage pursuant to COBRA, or twelve months from the date of termination.
The Severance Agreement also provides that in the event of an Involuntary Termination during the period between twelve and twenty-four months following a Change of Control (the “Second Year”), Mr. Moore will be entitled to the following benefits: (i) a lump sum cash payment equal to Mr. Moore’s per month base salary in effect at the time of termination, or if greater, at the time of change in control, multiplied by the number of whole months remaining in the Second Year after the termination occurs; (ii) a lump sum cash payment equal to one-twelfth of the then current year’s target bonus in effect at the time of termination, or if greater, at the time of change in control, multiplied by the number of whole months remaining in the Second Year after the termination occurs; (iii)

accelerated vesting of all outstanding stock options granted by the Company to Mr. Moore prior to the Change of Control that would have otherwise vested during the period after termination equal to the remaining number of whole months in the Second Year; and (iv) the same level of Company-paid health coverage and benefits at the levels in effect on the day preceding the termination for Mr. Moore (and any eligible dependents) for the number of whole months remaining in the Second Year.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PIXELWORKS, INC. (Registrant)
	By:	/s/ Steven L. Moore
Date: May 14, 2009		Steven L. Moore
Vice President, Chief Financial Officer, Secretary and Treasurer